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                                                                   EXHIBIT 99(b)


                        KEYCORP STUDENT LOAN TRUST 1999-B
                              OFFICER'S CERTIFICATE


Bank One, National Association             Banker's Trust Company, Deutsche Bank
fka, The First National Bank of Chicago    100 Plaza One, Mailstop: JCY03-6450
One Bank One Plaza, Suite 0126             Jersey City, NJ 07310
Chicago, IL  60670                         Attn: Corporate Trust & Agency Group
Attn: Corporate Trust Administration             Structured Finance
Phone: (312) 407-0192                      Phone: (201) 593-6776
Fax: (312) 407-1708                        Fax: (201) 593-6459


Key Bank USA, National Association
800 Superior Ave, 4th Floor
Cleveland, OH 44114
ATTN: Senior Vice President
      Key Education Resources
Phone: (216) 828-9342
Fax: (216) 828-9417


Pursuant to Section 3.08 of the Subservicing Agreement between Key Bank USA, National Association as Master Servicer and Pennsylvania Higher Education Assistance Agency, as Subservicer, dated as of September 1, 1999 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of PHEAA as Subservicer from January 1, 2001, through December 31, 2001, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned's knowledge, based on the review, PHEAA as Subservicer has fulfilled all its obligations under the Agreement throughout such period.


                                          PENNSYLVANIA HIGHER EDUCATION
                                          ASSISTANCE AGENCY, Subservicer


Date:  March 8, 2002                      By: /S/ ERNEST P. BEARDSLEY
                                             -----------------------------------
                                          Name: Ernest P. Beardsley
                                          Title: Senior Vice President